Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 650.421.8100 www.codexis.com

Codexis Grows Revenue 28% in Second Quarter

Redwood City, CA – August 5, 2010 – Codexis, Inc. (NASDAQ: CDXS), a clean technology company, today announced financial results for the second quarter ended June 30, 2010.

Financial Highlights

Revenue: For the second quarter of 2010, the company reported revenue of $24.5 million, an increase of 28% from $19.2 million in the second quarter of 2009. Product revenue of $8.5 million increased 102% over the same time period.

Operating Expenses: Research and development expenses in the second quarter of 2010 were $13.0 million compared to $12.1 million for the second quarter of 2009. The increase was primarily due to higher depreciation and stock-based compensation expenses. Selling, general and administrative expenses in the second quarter of 2010 were $8.7 million compared to $6.2 million for the second quarter of 2009. The increase was primarily due to increased headcount, legal and accounting costs associated with preparing to become a public company and higher stock-based compensation expenses.

Net Income/(Loss): Net loss was ($3.9) million, or ($0.15) per share, based on 26.6 million weighted average common shares outstanding in the second quarter of 2010. The company ended the quarter with 34.2 million shares outstanding as a result of the conversion of preferred stock and the issuance of new shares of common stock in connection with the company’s initial public offering.

Adjusted EBITDA: On a non-GAAP basis, Adjusted EBITDA increased from ($0.1) million in the second quarter of 2009 to $0.5 million in 2010. Adjusted EBITDA is calculated by adding depreciation, amortization, net interest expense, income taxes, stock-based compensation and preferred stock warrants fair market value adjustment to our net loss. A reconciliation of Adjusted EBITDA to net loss is presented below.

Cash: Cash, cash equivalents and marketable securities for the second quarter of 2010 increased to $100.3 million compared to $39.3 million at March 31, 2010 and $55.6 million at December 31, 2009. Codexis completed an initial public offering in April 2010, generating net proceeds of $72.5 million.

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Outlook

For 2010, Codexis affirms its forecast for 2010 annual revenue of $94 million to $98 million, which would represent growth of 13% to 18% compared to 2009, and affirms its expectation that Adjusted EBITDA will be positive for full year 2010.

Recent Events

In June 2010, Merck and Codexis announced joint receipt of the Presidential Green Chemistry Challenge Award, given by the U.S. Environmental Protection Agency (EPA). The award recognized development of a novel biocatalytic production method for sitagliptin, the active pharmaceutical ingredient in Merck’s Januvia. The new process improved efficiency and significantly decreased waste products, and was the subject of a joint Merck-Codexis paper published June 17, 2010 in the leading peer-review journal Science. This was Codexis’ second EPA Green Chemistry award. The first was received in 2006 for an improved process for a key building block of atorvastatin, the active ingredient in Lipitor from Pfizer.

On June 28, 2010, Peter Strumph joined Codexis as Senior Vice President, Commercial Operations, a new position. Mr. Strumph is responsible for Codexis pharmaceutical product management and manufacturing operations worldwide. He brings to Codexis two decades of experience in senior manufacturing and operations management in the biopharmaceutical industry.

“We are very pleased with the results of our second quarter, highlighted by strong financial performance and important milestones in both pharmaceuticals and bioindustrials,” said Alan Shaw, Ph.D., President and Chief Executive Officer. “We continue to make excellent progress building a strong, sustainable clean technology company.”

Conference Call

Codexis will hold a conference call for investors on August 5, 2010 at 1:30 p.m. PT (4:30 p.m. ET). The conference call dial-in numbers are US: 866-788-0541 or International: 857-350-1679, access code 54501345. A live webcast of the call will also be available from the Investor Relations section of www.codexis.com. A recording of the call will be available by calling US: 888-286-8010 or International: 617-801-6888, access code 87964645 beginning approximately two hours after the call, and will be available for up to thirty days. A webcast replay from today’s call will also be available from the Investor Relations section of www.codexis.com approximately two hours after the call and will be available for up to thirty days.

About Codexis, Inc.

Codexis is a clean technology company. Codexis develops optimized biocatalysts that make industrial processes faster, cleaner and more efficient. Codexis’ technology is commercialized with leading global pharmaceutical companies and in development for advanced biofuels with Shell. Other potential markets include carbon capture, water treatment and chemicals.

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Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s forecast for 2010 revenue and Adjusted EBITDA, which is defined elsewhere in this press release. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results. Factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q dated May 28, 2010, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Codexis, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Share Amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% change	2010	2009	% change
Revenues:
Product	$8,484	$4,193	102%	$14,760	$8,765	68%
Related party collaborative research and development	14,653	14,544	1%	30,695	28,963	6%
Collaborative research and development	851	461	85%	1,511	869	74%
Government grants	492	—	nm	3,214	12	nm

Total revenues	24,480	19,198	28%	50,180	38,609	30%

Costs and operating expenses:
Cost of product revenues	6,075	3,412	78%	11,293	7,268	55%
Gross margin $	2,409	781		3,467	1,497
Gross margin %	28%	19%		23%	17%
Research and development	13,004	12,112	7%	25,986	27,246	-5%
Selling, general and administrative	8,652	6,178	40%	17,252	12,241	41%

Total costs and operating expenses	27,731	21,702	28%	54,531	46,755	17%

Loss from operations	(3,251)	(2,504)	30%	(4,351)	(8,146)	-47%

Interest income	46	45	2%	74	76	-3%
Interest expense and other, net	(654)	(358)	83%	(1,012)	(786)	29%

Loss before provision for income taxes	(3,859)	(2,817)	37%	(5,289)	(8,856)	-40%

Provision for income taxes	87	41	112%	26	95	-73%

Net loss	$(3,946)	$(2,858)	38%	$(5,315)	$(8,951)	-41%

Net loss per share of common stock, basic and diluted	$(0.15)	$(1.09)		$(0.36)	$(3.44)

Weighted average common shares used in computing net loss per share of common stock, basic and diluted	26,557	2,613		14,701	2,602

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Codexis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$51,413	$31,785
Marketable securities	48,894	23,778
Accounts receivable, net	7,197	7,246
Related party accounts receivable	92	—
Inventories	2,176	2,915
Prepaid expenses and other current assets	4,788	1,658

Total current assets	114,560	67,382

Restricted cash	668	731
Property and equipment, net	21,332	21,581
Intangible assets, net	650	928
Goodwill	3,241	3,241
Other non-current assets	3,224	5,173

Total assets	$143,675	$99,036

Liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,036	$9,999
Accrued compensation	5,041	6,518
Related party payable	268	1,314
Other accrued liabilities	7,550	10,376
Redeemable convertible preferred stock warrant liability	—	2,009
Deferred revenues	501	2,240
Related party deferred revenues	4,084	13,161
Financing obligations	5,367	5,368

Total current liabilities	30,847	50,985

Deferred revenues, net of current portion	1,764	1,856
Related party deferred revenues, net of current portion	5,445	7,487
Financing obligations, net of current portion	—	2,574
Other long-term liabilities	1,324	1,307

Total liabilities	39,380	64,209

Redeemable convertible preferred stock issuable in series A to F	—	179,672

Stockholders’ equity (deficit):
Common stock	4	—
Additional paid-in capital	269,077	15,015
Accumulated other comprehensive income (loss)	137	(252)
Accumulated deficit	(164,923)	(159,608)

Total stockholders’ equity (deficit)	104,295	(144,845)

Total liabilities, redeemable convertible preferred stock, and shareholders’ equity (deficit)	$143,675	$99,036

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Codexis, Inc.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

(In Thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net loss	$(5,315)	$(8,951)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of intangible assets	302	462
Depreciation and amortization of property and equipment	3,438	2,346
Revaluation of redeemable convertible preferred stock warrant liability	677	6
Stock-based compensation	3,951	1,893
Amortization of debt discount	104	200
Accretion (amortization) of premium/discount on marketable securities	183	131
Changes in operating assets and liabilities:
Accounts receivable	(42)	91
Inventories	739	(630)
Prepaid expenses and other current assets	(3,126)	(617)
Other assets	2,395	50
Accounts payable	(1,413)	(1,952)
Accrued compensation	(1,477)	139
Accrued related party payable	(1,046)	2
Other accrued liabilities	(5,133)	(3,924)
Deferred revenues	(12,950)	1,290

Net cash (used in) operating activities	(18,713)	(9,464)

Investing activities:
Decrease in restricted cash	65	203
Purchase of property and equipment	(3,192)	(4,518)
Purchase of marketable securities	(49,051)	(28,802)
Proceeds from sales of marketable securities	1,605	—
Proceeds from maturities of marketable securities	21,960	11,500

Net cash (used in) investing activities	(28,613)	(21,617)

Financing activities:
Principal payments on financing obligations	(2,681)	(2,674)
Payments in preparation for initial public offering	(3,106)	—
Proceeds from issuance of preferred stock	—	40,000
Proceeds from issuance of common stock on IPO	72,539	—
Proceeds from exercises of stock options	254	62

Net cash provided by financing activities	67,006	37,388

Effect of exchange rate changes on cash and cash equivalents	(52)	(56)

Net increase in cash and cash equivalents	19,628	6,251
Cash and cash equivalents:
Beginning of the period	31,785	21,903

End of the period	51,413	28,154

Marketable securities at the end of period	48,894	32,403

Cash, cash equivalents and marketable securities	$100,307	$60,557

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Reconciliation of GAAP to Non-GAAP Financial Information

Adjusted EBITDA (earnings before interest, tax, depreciation, amortization, stock-based compensation and warrant related costs) for the second quarter of 2010 was $0.5 million compared to a loss of $0.1 million in the second quarter of 2009. For the six months ended June 30, 2010, Adjusted EBITDA improved to $3.3 million from a loss of $3.5 million in the same period in 2009. The key driver of this improvement was a $3.6 million reduction in net loss.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA as a factor in evaluating management’s performance when determining incentive compensation and to evaluate the effectiveness of our business strategies.

A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the table below.

Codexis, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

(Unaudited)

(In Thousands)

	Three Months Ended June 30		Six Months Ended June 30
Calculation of Adjusted EBITDA	2010	2009	2010	2009
Net income (loss)	$(3,946)	$(2,858)	$(5,315)	$(8,951)
Adjustments:
Minus: Interest income	(46)	(45)	(74)	(76)
Plus: Interest expense	96	358	394	761
Plus: Income taxes	87	41	26	95
Plus: Depreciation and amortization	1,884	1,444	3,740	2,808
Plus: Stock-based compensation	2,171	962	3,885	1,862
Plus: Preferred stock warrant fair market valuation adjustment	281	—	677	6

Adjusted EBITDA	$527	$(98)	$3,333	$(3,495)

Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•

Non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period.

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Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

Contacts:

Investors: Derick Sutton, derick.sutton@codexis.com, 650-421-8130

Media: Lyn Christenson, lyn.christenson@codexis.com, 650-421-8144 or Saskia Sidenfaden, ssidenfaden@mww.com, 212-827-3771.

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